AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

This Agreement of Limited Partnership (the Agreement”), made as of July 15, 1998, as amended and restated as of March 26, 2002, April 28, 2004, April 25, 2005, April 2, 2007, and September
16, 2010 by and among Demeter Management LLC, a Delaware limited liability company (the “General Partner”), and the other parties who shall execute this Agreement, whether in counterpart, by separate instrument, or otherwise, as limited partners (collectively “Limited Partners”; the General Partner and Limited Partners may be collectively referred to herein as “Partners”). Demeter was originally incorporated as a corporation under the General Corporation Law of the State of Delaware, and reincorporated as a limited liability company effective April 30, 2009.

W I T N E S S E T H:

WHEREAS, the parties hereto desire to form a limited partnership for the purpose of engaging in the speculative trading of futures, forwards and options;

WHEREAS, the parties now desire to amend and restate the Amended and Restated Limited Partnership Agreement dated April 2, 2007 to reflect the conversion of the offering of Units
(as defined below) of limited partnership interest to a private placement, and to effect other changes as described herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Formation; Name

The parties hereto formed a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended and in effect on the date hereof (the “Act”). The name of the limited partnership is Managed Futures Charter Graham L.P. (the “Partnership,” previously Morgan Stanley Charter Graham L.P. and Morgan Stanley Smith Barney Charter Graham L.P.). The General Partner may, without the approval of the Limited Partners, change the name of the Partnership, or cause the Partnership to transact business under another name. The General Partner shall notify all Limited Partners (or any assignees thereof) of any such change. The General Partner has executed and filed a Certificate of Limited Partnership of the Partnership (the “Certificate of Limited Partnership”) in accordance with the Act, and shall execute, file, record and publish as appropriate such amendments, assumed name certificates, and other documents as are or become necessary or advisable in connection with the operation of the
Partnership, as determined by the General Partner, and shall take all steps which the General Partner may deem necessary or advisable to allow the Partnership to conduct business as a limited partnership where the Partnership conducts business in any jurisdiction, and to otherwise provide that Limited Partners shall have limited liability with respect to the activities of the Partnership in all such jurisdictions, and to comply with the laws of any such jurisdiction. Each Limited Partner hereby undertakes to furnish to the General Partner a power of attorney and such additional information as the General Partner may request to complete such documents and to execute and cooperate in the filing, recording, or publishing of such documents at the request of the General Partner.

2. Office

The principal office of the Partnership shall be c/o Demeter Management LLC, 522 Fifth Avenue, 14th Floor, New York, New York 10036, or such other place as the General Partner may designate from time to time.

The address of the principal office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801,
 and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New
 Castle County, Delaware 19801, or such other agent as the General Partner shall designate from time to time.
3. Business

The Partnership is formed to engage in any lawful act or activity for which limited partnerships may be organized under the Act, including, but not limited to, directly or indirectly through a commodity trading advisor, trading, buying, selling, spreading, or otherwise acquiring, holding, or disposing of commodities (including, but not limited to, foreign currencies, mortgage-backed securities, money market instruments, financial instruments, and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, forward contracts, commodity forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (hereinafter referred to collectively as “futures interests;” provided, however, such definition shall exclude exchange securities futures products as defined by the Commodity Futures Trading Commission (“CFTC”), options in securities futures and options in equities) and securities (such as United States Treasury securities) approved by the
CFTC for investment of customer funds and other securities on a limited basis, and to engage in all activities incident thereto.  The Partnership may pursue this objective in any lawful manner consistent with the
 Partnership’s trading policies.  The Partnership may engage in the foregoing activities through any lawful transaction or any lawful activity into which a limited partnership may enter or in which a limited partnership may engage under the laws of the State of Delaware (provided that such transactions or activities do not subject the Limited Partners to any liability in excess of the limited liability provided for herein and contemplated by the Act.)

4. Term; Dissolution; Fiscal Year

(a) Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware and shall end upon the first to occur of the following: (i) December 31, 2035; (ii) receipt by the General Partner of a notice setting forth an election to terminate and dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the outstanding Units, which notice shall be sent by registered mail to the General Partner not less than 90 days prior to the effective date of such termination and dissolution; (iii) the withdrawal, insolvency, bankruptcy, dissolution, liquidation or termination of any general partner, unless the business of the Partnership shall be continued by any remaining or successor general partner(s) in accordance with the provisions hereof; (iv) the occurrence of any
event which shall make it unlawful for the existence of the Partnership to be continued; (v) a decline in the Net Asset Value of a Unit as of the close of business (as determined by the General Partner) on any day to less than $2.50; (vi) a decline in the Partnership’s Net Assets as of the close of business (as determined by the General Partner) on any day to $250,000 or less; (vii) a determination by the General Partner that the Partnership’s
 Net Assets in relation to the operating expenses of the Partnership make it unreasonable or imprudent to continue the business of the Partnership; (viii) a determination by the General Partner upon 120 days’ notice to the Limited Partners to terminate the Partnership; or (ix) a determination by the General Partner to terminate the Partnership following a Special Redemption Date.

(b) Dissolution. Upon the occurrence of an event causing the termination of the Partnership, the Partnership shall terminate and be dissolved. Dissolution, payment of creditors, and distribution of the Partnership’s Net Assets (as defined in Section  7(d)(1)) shall be effected as soon as practicable in accordance with the Act, except that the General Partner and each Limited Partner (and any assignee) shall share in the Net Assets of the Partnership pro rata in accordance with such Partner’s respective capital account, less any amount owing by such Partner (or assignee) to the Partnership. The General Partner shall, at its option, be entitled to supervise the liquidation of the Partnership.  Nothing contained in this Agreement shall impair, restrict, or limit the rights and powers of the Partners under the laws of the State of Delaware and any other jurisdiction in which the Partnership shall be conducting business to reform and reconstitute themselves as a limited partnership following dissolution of the Partnership, either under provisions identical to those set forth herein or any others that they deem appropriate.

(c) Fiscal Year. The fiscal year of the Partnership shall begin on January 1st of each year and end on December 31st of such year (each a “Fiscal Year”).  The Fiscal Year in which the Partnership shall terminate shall begin on January 1 and end on the date of termination of the Partnership.

5. Net Worth of General Partner

The General Partner agrees that at all times, as long as it remains a general partner of the Partnership, it shall maintain its net worth in an amount not less than 5% of the total contributions to the Partnership by all
Partners and to any other limited partnership for which it acts as a general partner by all such partnership’s partners; provided, however, that in no event shall the General Partner’s net worth be less than $50,000, nor shall it be required to maintain a net worth in excess of $1,000,000.  For the purposes of this Section 5, “net worth” shall be calculated in accordance with generally accepted accounting principles, except as otherwise specified in this Section 5, with all current assets based on their then current market values. The interests owned by the General Partner in the Partnership and any other partnerships for which it acts as a general partner and any notes and accounts receivable from and payable to any limited partnership in which it has an interest shall not be included as an asset in calculating its net worth, but any notes receivable from an “affiliate” (as such term is defined in Regulation S-X of the rules and regulations of the Securities and Exchange Commission (the “SEC”)) of the General Partner or letters of credit may be included.

The General Partner agrees that it shall not be a general partner of any limited partnership other than the Partnership unless, at all times when it is a general partner of any such additional limited partnership, its net worth is at least equal to the net worth required by the preceding paragraph of this Section 5.

The requirements of the preceding two paragraphs of this Section 5 may be modified by the General Partner at its option, without notice to or the consent of the Limited Partners, provided that: (a) such modification does not adversely affect the interests of the Limited Partners, and (b) the General Partner obtains a written opinion of counsel for the Partnership that such proposed modification: (i) will not adversely affect the classification of the Partnership as a partnership for federal income tax purposes and (ii) will not adversely affect the status of the Limited Partners as limited partners under the Act.

6. Capital Contributions and Offering of Units of Limited Partnership Interest

The General Partner shall contribute to the Partnership, in $1,000 increments, such amount in cash as is necessary to make the General Partner’s capital contribution at least equal to the greater of: (a) 1% of aggregate capital contributions to the Partnership by all Partners (including the General Partner’s contribution) and (b) $25,000. Such additional contribution by the General Partner need not exceed the amount described above and shall be evidenced by units of general partnership interest (a “Unit(s) of General Partnership Interest”). Thereafter, the General Partner shall maintain its interest in the capital of the Partnership at no less than the amount stated above. The General Partner, without notice to or consent of the Limited Partners, may withdraw any portion of its interest in the Partnership that is in excess of its required interest described above. Interests in the Partnership, other than the Units of General Partnership Interest, shall be Units of Limited Partnership Interest (“Units” or, individually, a “Unit”). The net asset value of a Unit of General
Partnership Interest shall at all times be equivalent to the Net Asset Value of a Unit of Limited Partnership Interest.

The General Partner’s minimum investment requirements of the preceding paragraph of this Section 6 may be modified by the General Partner at its option, without notice to or the consent of the Limited Partners, provided that: (a) such modification does not adversely affect the interests of the Limited Partners, and (b) the General Partner obtains a written opinion of counsel for the Partnership that such proposed modification:
(i) will not adversely affect the Partnership’s ability to meet the administrative requirements applicable to partnerships under the federal income tax laws and (ii) will not adversely affect the status of the Limited
Partners as limited partners under the Act.

The General Partner, for and on behalf of the Partnership, shall issue and sell Units to persons desiring to become Limited Partners, provided that such persons shall be determined by the General Partner to be qualified investors and their subscriptions for Units shall be accepted by the General Partner, which acceptance the General Partner may withhold in whole or in part in its sole discretion. The minimum subscription for Units per subscriber shall be such amount as the General Partner shall determine from time to time in its sole discretion.

The Partnership, directly and/or through Morgan Stanley Smith Barney (“MSSB”), Morgan Stanley & Co. Incorporated (“MS&Co.”), or such other selling agent or agents (each, a “Selling Agent”) as may be approved by the General Partner, may at any time and from time to time in the sole discretion of the General Partner offer for sale Units and fractions of Units (to the third decimal place) in public and/or private offerings, at prices per Unit, in such minimum amounts, for such periods of time, and on such terms and conditions as the General Partner shall determine in its sole discretion. Units offered during any offering shall be issued and sold by the Partnership as of the close of business (as determined by the General Partner) on the last day of a calendar month and a closing for subscriptions received during such offering shall be held as of such date; provided, however, that the General Partner may hold closings at such other times and for such other periods as it shall determine in its sole discretion to effectuate such offerings. At each such closing, the Partnership shall issue and sell Units to each subscriber whose subscription shall be accepted by the General Partner at a price per Unit to be determined by the General Partner in its sole discretion;
provided, however, that the offering price per Unit at the closing during any offering of Units shall not at any time be less than the Net Asset Value of a Unit as of the close of business on the date of the applicable closing at which such Unit shall be issued and sold, unless the newly offered Units’ participation in the Partnership’s profits and losses is proportionately reduced. During any offering, Units may be subscribed for by the General Partner, MS&Co., MSSB, Morgan Stanley, any trading advisor to the Partnership (each, a “Trading Advisor”), any commodity broker for the Partnership (each, a “Commodity Broker”), and such persons’ respective shareholders, directors, officers, partners, employees, principals, and Affiliates. Subscriptions for Units by such persons shall not preclude them from receiving compensation from the
 Partnership for services rendered by them in their respective capacities as other than Limited Partners. No subscriber for Units during any offering of Units shall become a Limited Partner until the General Partner shall: (a) accept such subscriber’s subscription at a closing relating to such offering; (b) execute this Agreement on behalf of such subscriber pursuant to the power of attorney in the subscription agreement executed by the subscriber in connection with such offering; and (c) make an entry on the books and records of the Partnership reflecting that such subscriber has been admitted as a Limited Partner. Accepted subscribers shall be deemed Limited Partners at such time as their admission shall be reflected on the books and records of the Partnership. The aggregate of all capital contributions to the Partnership shall be available to the
Partnership to carry on its business and no interest shall be paid by the Partnership on any such contribution.

In connection with any offering of Units by the Partnership, the General Partner, on behalf of the Partnership, shall: (a) cause to be filed one or more Memoranda (as used hereinafter, the term “Memorandum” shall mean the most recent version of the Confidential Private Placement Memorandum issued by the Partnership, or the most recent version of the disclosure document or other offering memorandum prepared, in connection with the particular offering of Units) and such amendments and supplements thereto as the General Partner shall deem advisable or as may be required by applicable law with the CFTC and the National
Futures Association (“NFA”), Forms D or other applications, notices or forms with the SEC and state securities and Blue Sky administrators; (b) qualify by registration or exemption from registration the Units for sale under the Blue Sky and securities laws of such states of the United States and such other jurisdictions as the General Partner in its sole discretion shall deem advisable or as may be required by applicable law;
 (c) make such arrangements for the sale of Units as it shall deem advisable, including engaging one or more Selling Agents and entering into selling agreements with such Selling Agents; and (d) take such action with respect to and in order to effectuate the matters described in clauses (a) through (c) as it shall deem advisable or necessary.

The Partnership shall not pay the costs of any offering or any selling commissions relating thereto. No Limited Partner shall have any preemptive, preferential or other rights with respect to the issuance or sale of any additional Units, except as described in the applicable Memorandum. No Limited Partner shall have the right to consent to the admission of any additional Limited Partner. There is no maximum aggregate amount of contributions which may be received by the Partnership.

All Units subscribed for shall be issued subject to the collection of good funds. If, at any time, good funds representing payment for Units are not made available to the Partnership because a subscriber has provided bad funds in the form of a bad check or draft or otherwise to a Selling Agent which, in turn, has deposited the subscription amount with the escrow agent, the Partnership shall cancel the Units issued to such subscriber represented by such bad funds, and the subscriber’s name shall be removed as a Limited Partner from the books and records of the Partnership. Any losses or profits sustained by the
 Partnership in connection with its Futures Interests trading allocable to such cancelled Units shall be deemed a decrease or increase in Net Assets and allocated among the remaining Partners as described in
Section 7. Each Limited Partner agrees to reimburse the Partnership for any expense or loss (including any trading loss) incurred in connection with the issuance and cancellation of any such Units issued to such Limited Partner.

7. Allocation of Profits and Losses; Accounting; Other Matters

(a) Capital Accounts. A capital account shall be established for each Partner. The initial balance of each Partner’s capital account shall be the amount of a Partner’s initial capital contribution to the Partnership.

(b) Monthly Allocations. As of the close of business on the last day of each month or at such other time as otherwise determined by the General Partner (a “Determination Date”) during each Fiscal Year of the
Partnership, the following determinations and allocations shall be made:

(1) The Net Assets of the Partnership, before accrual of any monthly management fee and any incentive fee shall be determined.

(2) The accrued monthly management fee shall then be charged against Net Assets.

(3) The accrued incentive fee, if any, shall then be charged against Net Assets.

(4) Any increase or decrease in Net Assets (after the adjustments in subparagraphs (2) and (3) above), over those of the immediately preceding Determination Date, shall then be credited or charged to the capital accounts of each Partner in the ratio that the balance of each account bears to the balance of all accounts.

(5) The amount of any distribution to a Partner, any amount paid to a Partner on redemption of Units, any amount deemed received by a Partner on an Exchange of Units pursuant to Section 10(c) hereof, and any amount paid to the General Partner upon withdrawal of its interest in the Partnership shall be charged to that Partner’s capital account.

(c) Allocation of Profit and Loss for U.S. Federal Income Tax Purposes. As of the end of each fiscal year of the Partnership, the Partnership’s recognized profit or loss shall be allocated among the Partners pursuant to the following subparagraphs for federal income tax purposes. Such allocations of profit and loss shall be pro rata from net capital gain or loss and net operating income or loss realized by the Partnership. For U.S.
federal income tax purposes, a distinction shall be made between net short-term gain or loss and net long-term gain or loss.

(1) Items of ordinary income (such as interest or credits in lieu of interest) and expense (such as the management fees, incentive fees, brokerage fees and extraordinary expenses) shall be allocated pro rata among the Partners based on their respective capital accounts (exclusive of these items of ordinary income or expense) as of the end of each month in which the items of ordinary income or expense accrued.

(2) Net recognized gain or loss from the Partnership’s trading activities shall be allocated as follows (with any allocation of recognized gain or loss consisting of pro rata shares of capital or ordinary gain or loss):

(aa)     For the purpose of allocating the Partnership’s net recognized gain or loss among the Partners, there shall be established an allocation account with respect to each outstanding Unit.
The initial balance of each allocation account shall be the amount paid by the Partner to the Partnership for the Unit. Allocation accounts shall be adjusted as of the end of each fiscal year and as of the date a Partner completely redeems his Units as follows:

(i) Each allocation account shall be increased by the amount of income allocated to the holder of the Unit pursuant to subparagraph (c)(1) above and subparagraph (c)(2)(cc) below.

(ii) Each allocation account shall be decreased by the amount of expense or loss allocated to the holder of the Unit pursuant to subparagraph (c)(1) above and subparagraph (c)(2)(ee)
below and by the amount of any distribution the holder of the Unit has received with respect to the Unit (other than on redemption of the Unit).

(iii) When a Unit is redeemed or exchanged in an Exchange, the allocation account with respect to such Unit shall be eliminated.

(bb)       Net recognized gain shall be allocated first to each Partner who has partially redeemed his Units or exchanged less than all of his Units in an Exchange during the fiscal year up to the excess, if any, of the amount received upon redemption of the Units or the amount deemed received on the Exchange of the Units over the allocation account attributable to the redeemed Units or the
 Units exchanged in the Exchange.

(cc)    Net recognized gain remaining after the allocation thereof pursuant to subparagraph (c)(2)(bb) above shall be allocated next among all Partners whose capital accounts are in excess of their
Units’ allocation accounts (after the adjustments in subparagraph (c)(2)(bb) above) in the ratio that each such Partner’s excess bears to all such Partners’ excesses. In the event that gain to be allocated pursuant to this subparagraph (c)(2)(cc) is greater than the excess of all such Partners’ capital accounts over all such allocation accounts, the excess shall be allocated among all
Partners in the ratio that each Partner’s capital account bears to all Partners’ capital accounts.

(dd)      Net recognized loss shall be allocated first to each Partner who has partially redeemed his Units or exchanged less than all of his Units in an Exchange during the fiscal year up to the excess, if any, of the allocation account attributable to the redeemed Units or the Units exchanged in the Exchange over the amount received upon redemption of the Units or the amount deemed received on the Exchange of the Units.

(ee)     Net recognized loss remaining after the allocation thereof pursuant to subparagraph (c)(2)(dd) above shall be allocated next among all Partners whose Units’ allocation accounts are in excess of their capital accounts (after the adjustments in subparagraph (c)(2)(dd) above) in the ratio that each such Partner’s excess bears to all such Partners’ excesses. In the event that loss to be allocated pursuant to this subparagraph (c)(2)(ee) is greater than the excess of all such allocation accounts over all such Partners’ capital accounts, the excess loss shall be allocated among all
Partners in the ratio that each Partner’s capital account bears to all Partners’ capital accounts.

(3) The tax allocations prescribed by this Section 7(c) shall be made to each holder of a Unit whether or not the holder is a substituted Limited Partner. In the event that a Unit has been transferred or assigned pursuant to Section 10(a), the allocations prescribed by this Section 7(c) shall be made with respect to such Unit without regard to the transfer, sale, pledge or assignment, except that in the year of transfer, sale, pledge or assignment the allocations prescribed by this Section 7(c) shall be divided between the transferor, purchaser, pledgor or assignor and the transferee or assignee based on the number of months each held the transferred or assigned Unit. For purposes of this Section 7(c), tax allocations shall be made to the General Partner’s Units of General Partnership Interest on a Unit-equivalent basis.

(4) The allocation of profit and loss for U.S. federal income tax purposes set forth herein is intended to allocate taxable profits and loss among Partners generally in the ratio and to the extent that increases or decreases in Net Assets are allocated to such Partners under Section 7(b) hereof so as to eliminate, to the extent possible, any disparity between a Partner’s capital account and his allocation account with respect to each Unit then outstanding, consistent with the principles set forth in Section 704(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Definitions; Accounting

(1) Net Assets. The Partnership’s “Net Assets” shall mean the total assets of the Partnership (including, but not limited to, all cash and cash equivalents (valued at cost), accrued interest and amortization of original issue discount, and the market value of all open Futures Interests positions and other assets of the Partnership), less the total liabilities of the Partnership (including, but not limited to, one-half of the brokerage commissions that would be payable with respect to the closing of each of the Partnership’s open Futures Interests positions (if charged on a “roundturn” basis), or brokerage fees (if charged on a “flat rate” basis), management fees, incentive fees, ordinary administrative expenses, Transaction Fees and Costs, if any, and extraordinary expenses), determined in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting. Unless generally accepted accounting principles require otherwise, the market value of a Futures Interest traded on a United States exchange shall be determined using the settlement price on the exchange on which the particular Futures Interest was traded by the Partnership on the day with respect to which Net Assets are being determined; provided, however, that if a Futures Interest could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange upon which that Futures Interest shall be traded or otherwise, the settlement price on the first subsequent day on which the Futures Interest could have been liquidated shall be the market value of such Futures Interest for such day. The market value of a forward contract or a Futures Interest traded on a non-U.S.
exchange or off an exchange shall mean its market value as determined by the General Partner on a basis consistently applied for each different variety of forward contract or Futures Interest.

(2) Net Asset Value. The “Net Asset Value” of a Unit shall mean the Net Assets allocated to capital accounts represented by Units divided by the aggregate number of Units.

(e) Expenses and Limitations Thereof. MS&Co. shall pay all of the offering expenses of the Partnership (including, but not limited to, legal, accounting, and auditing fees, printing costs, filing fees, escrow fees, marketing costs and expenses, and other related expenses), and shall not be reimbursed therefor. Any such offering expenses in connection with a subsequent offering of Units shall not be paid by the Partnership.

Except to the extent that MS&Co. or an affiliate has agreed to pay any such fees, costs, or expenses as provided in the Memorandum, the Partnership shall pay its operational expenses. The General Partner shall not be reimbursed by the Partnership for any costs incurred by it relating to office space, equipment, and staff necessary for Partnership operations and administration of redemptions and Exchanges of Units.
 The Partnership shall be obligated to pay any extraordinary expenses (determined in accordance with generally accepted accounting principles) it may incur.

The Partnership shall bear all commodity brokerage fees and commissions and, except as otherwise set forth herein or described in the Memorandum, shall be obligated to pay all liabilities incurred by it, including, without limitation, all fees and expenses incurred in connection with its trading activities (including, but not limited to, floor brokerage fees, exchange fees, clearinghouse fees, NFA fees, “give up” fees, any third party clearing costs incurred by a Commodity Broker, costs associated with the taking of delivery of Futures Interests, fees for the execution of forward contract transactions, and fees for the execution of cash transactions relating to the exchange of futures for physical transactions (collectively, “Transaction Fees and Costs”)), and management and incentive fees payable to any Trading Advisor. Appropriate reserves may be created, accrued, and charged against Net Assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner. Such reserves shall reduce the Net Asset
Value of interests in the Partnership for all purposes, including redemptions and Exchanges.

(f) Limited Liability of Limited Partners. Each Unit, when purchased by a Limited Partner in accordance with the terms of this Agreement, shall be fully paid and nonassessable. No Limited Partner shall be liable for the Partnership’s obligations in excess of such Partner’s unredeemed capital contribution, undistributed profits, if any, and any distributions and amounts received upon redemption of Units or deemed received on an Exchange of
Units, together with interest thereon. The Partnership shall not make a claim against a Limited Partner with respect to amounts distributed to such Partner or amounts received by such Partner upon redemption of Units or deemed received upon an Exchange of Units, unless the Net Assets of the Partnership (which shall not include any right of contribution from the General Partner except to the extent previously made by it pursuant to this
Agreement) shall be insufficient to discharge the liabilities of the Partnership which shall have arisen prior to the payment of such amount.

(g) Return of Limited Partner’s Capital Contribution. Except to the extent that a Limited Partner shall have the right to withdraw capital through redemption or Exchange of Units in accordance with Sections 10(b) or
10(c), no Limited Partner shall have any right to demand the return of his capital contribution or any profits added thereto, except upon termination and dissolution of the Partnership. In no event shall a Limited Partner be entitled to demand or receive from the Partnership property other than cash.

(h) Distributions. The General Partner shall have sole discretion in determining what distributions (other than on redemption or Exchange of Units), if any, the Partnership shall make to its Partners. If made, all distributions shall be pro rata in accordance with the respective capital accounts of the Partners and may be made by credit to a Limited Partner’s account with MS&Co. or by check if such account is closed.

8. Management and Trading Policies

(a) Management of the Partnership. Except as may be otherwise specifically provided herein, the General Partner, to the exclusion of all Limited Partners, shall conduct and manage the business of the Partnership, including, without limitation, the investment of the funds of the Partnership. No Limited Partner shall have the power to represent, act for, sign for, or bind the General Partner or the Partnership. Except as provided herein, no Partner shall be entitled to any salary, draw, or other compensation from the Partnership. Each Limited Partner hereby undertakes to furnish to the General Partner such additional information as may be determined by the General Partner to be required or appropriate for the Partnership to open and maintain an account or accounts with the Partnership’s Commodity Broker(s) for the purpose of trading in Futures Interests.

The General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership. The Limited Partners shall under no circumstances be permitted to contract away, or be deemed to have contracted away, the fiduciary obligations owed them by the General Partner under statutory or common law. The General Partner shall have fiduciary responsibility for the safekeeping of all of the funds and assets of the Partnership, whether or not in its immediate possession or control, and the General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the benefit of the Partnership.

(b) The General Partner. The General Partner, on behalf of the Partnership, shall retain one or more Trading Advisors to make all trading decisions for the Partnership, and shall delegate complete trading discretion to such Trading Advisor(s); provided, however, that the General Partner may override any trading instructions: (i) that the General Partner, in its sole discretion, determines to be in violation of any trading policy of the Partnership, as set forth in subsection (c) below; (ii) to the extent the General Partner believes doing so is necessary for the protection of the Partnership; (iii) to terminate the Futures Interests trading of the Partnership; (iv) to comply with applicable laws or regulations; or (v) as and to the extent necessary, upon the failure of a Trading Advisor to comply with a request to make the necessary amount of funds available to the Partnership within five days of such request, to fund distributions, redemptions, or reapportionments among Trading Advisors or to pay the expenses of the Partnership; and provided, further, that the General Partner may make trading decisions at any time at which a Trading Advisor shall become incapacitated or some other emergency shall arise as a result of which such Trading Advisor shall be unable or unwilling to act and a successor Trading Advisor has not yet been retained.

The Partnership shall not enter into any agreement with the General Partner, MS&Co., Morgan Stanley, or their respective Affiliates (other than a selling agreement as contemplated by Section 6) which has a term of more than one year and which does not provide that it shall be terminable by the Partnership without penalty upon 60 days’ prior written notice by the Partnership; provided, however, that any such agreement may provide for automatic renewal for additional one-year terms unless either the Partnership or the other party to such agreement, upon written notice given not less than 60 days prior to the original termination date or any extended termination date, notifies the other party of its intention not to renew.

Subject to the foregoing paragraph, the General Partner is hereby authorized, on behalf of the Partnership, to enter into the form of management agreement described in the Memorandum (each, a “Management
Agreement”) with each Trading Advisor described in the Memorandum, and to cause the Partnership to pay to each such Trading Advisor the management and incentive fees provided for in the applicable
Management Agreement, as described in the Memorandum.

The General Partner is further authorized: (a) to modify (including changing the form and amount of compensation and other arrangements and terms) or terminate any Management Agreement in its sole discretion in accordance with the terms of such Management Agreement and to employ from time to time other Trading Advisors pursuant to management agreements having such terms and conditions and providing for such form and amount of compensation as the General Partner in its sole discretion shall deem to be in the best interests of the Partnership, which terms may include provision for the payment of an incentive fee to a new or replacement Trading Advisor or Advisors which shall be based on any trading profits which shall be earned by such Trading Advisor(s), irrespective of whether such profits shall exceed trading losses incurred by any previous or existing Trading Advisor or Advisors or by the Partnership as a whole; (b) to enter into the Customer Agreements described in the Memorandum (each, a “Customer
Agreement”) with the Commodity Brokers described in the Memorandum, and to cause the Partnership to pay to such Commodity Brokers brokerage fees or commissions and Transaction Fees and Costs at the rates provided for in the Customer Agreements and as described in the Memorandum; and (c) to modify (including changing the form and amount of compensation and other arrangements and terms) and terminate any Customer Agreement in its sole discretion in accordance with the terms of such agreement and to employ from time to time other Commodity Brokers pursuant to customer agreements having such terms and conditions and providing for such form and amount of compensation as the General Partner in its sole discretion shall deem to be in the best interests of the Partnership, provided, however, that the General
Partner shall review at least annually the brokerage arrangements with the Partnership to ensure that the brokerage fees or commissions paid to any Commodity Broker are fair, reasonable, and competitive, and represent the best price and services available, taking into consideration: (i) the size of the Partnership; (ii) the Futures Interests trading activity; (iii) the services provided by the Commodity Broker or any Affiliate thereof to the Partnership; (iv) the costs incurred by the Commodity Broker or any Affiliate thereof in organizing and operating the Partnership and offering Units; (v) the overall costs to the Partnership; (vi)
 any excess interest and compensating balance benefits to the Commodity Broker from assets held thereby; and (vii) if the General Partner is an Affiliate of the Commodity Broker, the risks incurred by and the obligations of the General Partner as such. Any modifications to any of the foregoing compensation arrangements shall be subject to the notice requirements of Section 9.

The General Partner may subdivide or combine Units in its discretion, provided that no such subdivision or combination shall affect the Net Asset Value of any Limited Partner’s interest in the Partnership.

(c) General Trading Policies. The General Partner shall require any Trading Advisor retained by the Partnership to follow the trading policies set forth below. The following trading policies are applicable to the
Partnership as a whole and do not apply to the trading of any individual Trading Advisor.

(1) The Trading Advisor shall trade only in those Futures Interests that have been approved by the General Partner. The Partnership normally will not establish new positions in a Futures Interest for any one contract month or option if such additional positions would result in a net long or short position for that Futures Interest requiring as margin or premium more than 15% of the Partnership’s Net Assets.

(2) The Partnership shall not acquire additional positions in any Futures Interest if such additional positions would result in the aggregate net long or short positions for all Futures Interests requiring as margin or premium for all outstanding positions more than 66 2/3% of the Partnership’s Net Assets. Under certain market conditions, such as an abrupt increase in margins required by a commodity exchange or its clearinghouse or an inability to liquidate open positions because of daily price fluctuation limits, or both, the Partnership may be required to commit as margin amounts in excess of the foregoing limit. In such event, the Trading Advisor shall reduce its open positions to comply with the foregoing limit before initiating new positions.

(3) The Partnership shall trade currencies and other commodities in the interbank and forward contract markets only with banks, brokers, dealers, and other financial institutions which the General Partner, in conjunction with MS&Co., has determined to be creditworthy. In determining the creditworthiness of a counterparty to a forward contract, the General Partner and MS&Co. shall consult with the Corporate Credit Department of MS&Co.

(4) The Trading Advisor shall not generally take a position after the first notice day in any Futures Interest during the delivery month of that Futures Interest, except to match trades to close out a position on the interbank foreign currency or other forward markets or liquidate trades in a limit market.

(5) The Partnership shall not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions in a given Futures Interest due to favorable price movement as margin specifically to buy or sell additional positions in the same or a related Futures Interest. Taking into account the Partnership’s open trade equity on existing positions in determining generally whether to acquire additional Futures Interest positions on behalf of the Partnership shall not be considered to constitute “pyramiding.”

(6) The Partnership shall not under any circumstances lend money to Affiliates or otherwise. The Partnership shall not utilize borrowings except if the Partnership purchases or takes delivery of commodities.
If the Partnership borrows money from the General Partner or any Affiliate thereof, the lending entity in such case (the “Lender”) may not receive interest in excess of its interest costs, nor may the Lender receive interest in excess of the amounts which would be charged the Partnership (without reference to the General Partner’s financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose, nor may the
 Lender or any Affiliate thereof receive any points or other financing charges or fees regardless of the amount. Use of lines of credit in connection with its forward trading does not, however, constitute borrowing for purposes of this trading limitation.

(7) The Partnership shall not permit “churning” of the Partnership’s assets.

(8) The Partnership shall not purchase, sell, or trade securities (except securities permitted by the CFTC for investment of customer funds). The Partnership may, however, trade in futures contracts on securities and securities indexes, options on such futures contracts, and other commodity options.

(d) Changes to Trading Policies. The General Partner shall not make any material change in the trading policies in Section 8(c) without obtaining prior written approval of Limited Partners owning more than 50% of the
Units then outstanding.

(e) Miscellaneous. The General Partner may take such other actions as it deems necessary or desirable to manage the business of the Partnership, including, but not limited to, the following: opening bank accounts and paying or authorizing the payment of distributions to the Partners and the expenses of the Partnership, such as brokerage fees and commissions, management and incentive fees, ordinary and extraordinary expenses, and
Transaction Fees and Costs.

The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state, or local tax returns which shall be required to be filed by the Partnership.
The General Partner shall cause the Partnership to pay any taxes payable by the Partnership; provided, however, that the General Partner shall not be required to cause the Partnership to pay any tax so long as the
 General Partner or the Partnership shall be in good faith and by appropriate legal proceedings contesting the validity, applicability, or amount thereof and such contest shall not materially endanger any right or interest of the Partnership.

The General Partner shall be authorized to perform all duties imposed by Sections 6221 through 6233 of the Code on the General Partner as “tax matters partner” of the Partnership, including, but not limited to, the following: (a) the power to conduct all audits and other administrative proceedings with respect to Partnership tax items; (b) the power to extend the statute of limitations for all Limited Partners with respect to
Partnership tax items; (c) the power to file a petition with an appropriate federal court for review of a final Partnership administrative adjustment; and (d) the power to enter into a settlement with the Internal Revenue
Service on behalf of, and binding upon, those Limited Partners having less than 1.0% of the outstanding Units in the Partnership, unless a Limited Partner shall have notified the Internal Revenue Service and the
 General Partner that the General Partner may not act on such Partner’s behalf.

If the Partnership is required to withhold United States taxes on income with respect to Units held by Limited Partners who are nonresident alien individuals, non-U.S. corporations, non-U.S. partnerships, non-U.S.
 trusts, or non-U.S. estates, the General Partner may, but is not required to, pay such tax out of its own funds and then be reimbursed out of the proceeds of any distribution or redemption with respect to such Units.

The General Partner shall keep at the principal office of the Partnership such books and records relating to the business of the Partnership as it deems necessary or advisable, as are required by the Commodity Exchange
 Act, as amended (the “CEAct”), and the CFTC’s rules and regulations thereunder, or as shall be required by other regulatory bodies, exchanges, boards, and authorities having jurisdiction. Such books and records shall be retained by the Partnership for not less than five years.

The Partnership’s books and records shall be available to Limited Partners or their authorized attorneys or agents for inspection and copying during normal business hours of the Partnership and, upon request, the General Partner shall send copies of same to any Limited Partner upon payment by him of reasonable reproduction and distribution costs. Any subscription documentation executed by a Limited Partner in connection with his purchase of Units or Exchange, as applicable, shall be retained by the Partnership for not less than six years.

Except as described herein or in the Memorandum, no person may receive, directly or indirectly, any advisory, management, or incentive fee for investment advice who shares or participates in per trade commodity brokerage commissions paid by the Partnership. No Commodity Broker for the Partnership may pay, directly or indirectly, rebates or “give-ups” to the General Partner or any Trading Advisor, and such prohibitions may not be circumvented by any reciprocal business arrangements. Assets of the Partnership shall not be commingled with assets of any other person. Margin deposits and deposits of assets with a Commodity
Broker shall not constitute commingling.

The General Partner shall devote such time and resources to the Partnership’s business and affairs as it, in its sole discretion, shall deem necessary or advisable to effectively manage the Partnership. Subject to
Section 5, the General Partner may engage in other business activities and shall not be required to refrain from any other activity or disgorge any profits from any such activity, whether as general partner of additional partnerships formed for investment in Futures Interests or otherwise. The General Partner may engage and compensate, on behalf and from funds of the Partnership, such persons, firms, or corporations, including any Affiliate of the General Partner, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership; provided, however, that, except as described herein and in the Memorandum, the General Partner shall not engage any such Affiliate to perform services for the Partnership without having made a good faith determination that: (i)
the Affiliate which it proposes to engage to perform such services is qualified to do so (considering the prior experience of the Affiliate or the individuals employed thereby); (ii) the terms and conditions of the agreement pursuant to which such Affiliate is to perform services for the Partnership are no less favorable to the Partnership than could be obtained from equally-qualified unaffiliated third parties, or are otherwise determined by the General Partner to be fair and reasonable to the Partnership and the Limited Partners; and (iii) the maximum period covered by the agreement pursuant to which such Affiliate is to perform services for the Partnership shall not exceed one year, and such agreement shall be terminable without penalty upon 60 days’ prior written notice by the Partnership. Nothing contained in the preceding sentence shall prohibit the General Partner from receiving reimbursement from the Partnership for expenses advanced on behalf of the Partnership (other than organizational and offering expenses).

No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership or to determine any fact or circumstance bearing upon the existence of its authority.

9. Audits; Reports to Limited Partners

(a) Reports.  The Partnership’s books shall be audited annually by an independent certified public accounting firm selected by the General Partner in its sole discretion. The Partnership shall cause each Partner to receive: (a) within 90 days after the close of each fiscal year an annual report containing audited financial statements (including a statement of income and a statement of financial condition) of the Partnership for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and accompanied by a report of the accounting firm which audited such statements, and such other information as the
CFTC and NFA may from time to time require (such annual reports will provide a detailed statement of any transactions with the General Partner or its Affiliates and of fees, commissions and any compensation paid or accrued to the General Partner or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed); (b) within 75 days after the close of each fiscal year (but in no event later than March 15 of each year) such tax information relating to the Partnership as is necessary for such Partner to complete his U.S. federal income tax return; (c) within 30 days after the close of each calendar month, such financial and other information with respect to the Partnership as the CFTC and NFA from time to time shall require in monthly reports, together with information concerning any material change in the brokerage commissions and fees payable by the Partnership to any Commodity Broker; and (d) at such times as shall be necessary or advisable in the General Partner’s sole discretion, such other information as the CFTC and NFA from time to time shall require under the CEAct to be given to participants in commodity pools.

In addition, if any of the following events occurs, notice of such event, including a description of the redemption and voting rights of Limited Partners, as set forth in Sections 10(b) and 16, shall be mailed to each
Limited Partner within seven business days after the occurrence of such event: (a) a decrease in the Net Asset Value of a Unit as of the close of business on any business day to 50% or less of the Net Asset
 Value for such Unit as of the end of the immediately preceding month; (b)any material amendment to this Agreement; (c) any change in Trading Advisors or any material change in the Management
 Agreement with a Trading Advisor; (d) any change in Commodity Brokers or any material change in the compensation arrangements with a Commodity Broker; (e) any change in general partners or any material change in the compensation arrangements with a general partner; (f) any change in the Partnership’s fiscal year; (g) any material change in the Partnership’s trading policies; or (h) cessation of Futures Interests trading by the Partnership. In the case of a notice given in accordance with clause (a) of the immediately preceding sentence: (i) such notice shall also advise Limited Partners that a “Special Redemption Date,”
 on a date specified in such notice (but in no event earlier than 15, nor later than 45, days after the mailing of such notice), shall take place as of which Limited Partners may redeem their Units in the same manner as provided in Section 10(b) for regular Redemption Dates (a Special Redemption Date may take place on a regular Redemption Date); and (ii) following the close of business on the date of the 50%
decrease giving rise to such notice, the Partnership shall liquidate all existing positions as promptly as reasonably practicable and shall suspend all Futures Interests trading through the Special
Redemption Date. Thereafter, the General Partner shall determine whether to reinstitute Futures Interests trading or to terminate the Partnership. As used herein, “material change in the Partnership’s trading policies” shall mean any material change in those trading policies specified in Section 8(c).

The Net Asset Value of a Unit shall be determined daily by the General Partner, and the most recent Net Asset Value calculation shall be promptly supplied by the General Partner in writing to any Limited Partner after the General Partner shall have received a written request from such Partner.

(b) Change in Fees.  No increase in any of the management, incentive, or brokerage fees payable by the Partnership, or any caps on management fees, incentive fees, brokerage commissions or fees, Transaction Fees and Costs, ordinary administrative expenses, or net excess interest or compensating balance benefits, all as described in the Memorandum, may take effect until the first business day following a Redemption Date (as defined in Section
 10(b)), provided that: (i) notice of such increase is mailed to each Limited Partner at least five business days prior to the last date on which a Request for Redemption (as defined in Section 10(b)) must be received by the General Partner with respect to the applicable Redemption Date; (ii) such notice shall describe the redemption and voting rights of Limited Partners, as set forth in Sections 10(b) and 16; and (iii) Limited Partners redeeming Units at the first Redemption Date following such notice shall not be subject to the redemption charges described in Section 10(b).

In addition, following each Closing, the General Partner shall send written notice to any Limited Partner which has acquired of record more than five percent of the outstanding Units of the Partnership, so that such
 Limited Partner may comply with the reporting requirements of Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G promulgated thereunder.

10. Transfer; Redemption of Units; Exchange Privilege

(a) Transfer, Sale, Pledge and Assignment. A Limited Partner may transfer, sell, pledge or assign his Units only as provided in this Agreement.   No such transferee, purchaser, pledgee or assignee shall become a substituted Limited Partner (each a “Substituted Limited Partner) unless the General Partner first consents to such transfer, sale, pledge or assignment in writing, which consent may not be unreasonably withheld. Any transfer or assignment of Units which is permitted hereunder shall be effective as of the end of the month in which such transfer or assignment is made; provided, however, that the Partnership need not recognize any transfer, sale, pledge or assignment until it has received at least 30 days’ prior written notice thereof from the Limited Partner, which notice shall set forth the address and social security or taxpayer identification number of the transferee or assignee and the number of Units to be transferred or assigned, and which notice shall be signed by the Limited Partner. No transfer, pledge, sale or assignment of Units shall be effective or recognized by the
 Partnership if the transferee, pledgee, purchaser or assignee, or the transferor, pledgor, seller or assignor (if fewer than all Units held by the transferor, pledgor, seller or assignor are being transferred, pledged, sold or assigned), would, by reason of such transfer, pledge, sale or assignment, acquire Units which do not meet the minimum initial subscription requirements, as described in the Memorandum; provided, however, that the foregoing restriction shall not apply to transfers, sales, pledges or assignments of Units (i) by the way of gift or inheritance, (ii) to any members of the Limited Partner’s family, (iii) resulting from divorce, annulment, separation or similar proceedings, or (iv) to any person who would be deemed an Affiliate of the Limited Partner (for purposes of this clause (iv), the term “Affiliate” also includes any partnership, corporation, association, or other legal entity for which such Limited Partner acts as an officer, director or partner). No transfer, pledge, sale or assignment shall be permitted unless the General Partner is satisfied that (i) such transfer, pledge, sale or assignment will not be in violation of the Act or applicable federal, state, or foreign securities laws, and (ii) notwithstanding such transfer, pledge, sale or assignment, the Partnership shall continue to be classified as a partnership rather than as an association taxable as a corporation under the Code. No transfer, pledge, sale or assignment of Units shall be effective or recognized by the Partnership if such transfer, pledge, sale or assignment would result in the termination of the Partnership for federal income tax purposes, and any attempted transfer, pledge, sale or assignment in violation hereof shall be ineffective to transfer, pledge, sell or assign any such Units. Any transferee, pledge, purchaser or assignee of Units who has not been admitted to the Partnership as a Substituted Limited Partner shall not have any of the rights of a Limited Partner, except that such person shall receive that share of capital and profits and shall have that right of redemption to which his transferor, seller, pledgor or assignor would otherwise have been entitled and shall remain subject to the other terms of this Agreement binding upon Limited Partners.  No Limited Partner shall have any right to approve of any person becoming a Substituted Limited Partner.  The Limited Partner shall bear all costs (including any attorneys’ and accountants’ fees) related to such transfer, sale, pledge or assignment of his Units.

In the event that the General Partner consents to the admission of a substituted Limited Partner pursuant to this Section 10(a), the General Partner is hereby authorized to take such actions as may be necessary to reflect such substitution of a Limited Partner.  Each Substituted Limited Partner shall execute and acknowledge such instruments (including a subscription agreement), in form and substance satisfactory to the General
Partner, as the General Partner deems necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Limited Partner to be bound by all terms and provisions of this Agreement.
 Further, each Substituted Limited Partner agrees upon the request of the General Partner, to execute such certificates or other documents and perform such acts as the General Partner deems appropriate to preserve the limited liability status of the Partnership after the completion of any assignment, transfer, sale or pledge of a Unit(s).

Each Limited Partner requesting a sale, transfer, assignment or pledge of his Unit(s) agrees to pay all reasonable expenses, including attorney’s fees, incurred by the Partnership in connection with such sale, transfer, assignment or pledge.  Each Substituted Limited Partner, as a condition of admission, hereby indemnifies the Partnership and each other Partner against any loss, damage, cost or expense (including without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of his/its admission as a Substituted Limited Partner.

(b) Redemption. Except as set forth below and in accordance with the terms hereof, a Limited Partner (or any Substituted Limited Partner) may withdraw all or part of his unredeemed capital contribution and undistributed profits, if any, by requiring the Partnership to redeem all or part of his Units at the Net Asset Value thereof, reduced as hereinafter described (any such withdrawal being herein referred to as a “Redemption”). Redemptions may only be made in whole Units, with a minimum amount of 100 Units required for each redemption, unless a Limited Partner is redeeming his entire interest in the Partnership.

Redemption of a Limited Partner’s Units shall be effective as of the last day of the first month ending after an irrevocable Request for Redemption in proper form shall have been received by the General Partner
(“Redemption Date”); provided, that all liabilities, contingent or otherwise, of the Partnership (except any liability to Partners on account of their capital contributions) shall have been paid or there shall remain property of the Partnership sufficient to pay them. As used herein, “Request for Redemption” shall mean a letter in the form specified by the General Partner and received by the General Partner in accordance with the Memorandum.  A form of Request for Redemption is annexed to this Agreement. Additional forms of Request for Redemption may be obtained by written request to the General Partner.

Upon Redemption, a Limited Partner (or a Substituted Limited Partner) shall receive from the Partnership for each Unit redeemed an amount equal to the Net Asset Value thereof as of the Redemption Date, less any redemption charges and any amount owing by such Partner (and his assignee, if any) to the Partnership pursuant to Section 14(d). If a Redemption is requested by an assignee, all amounts owed to the
Partnership under Section 14(d) by the Partner to whom such Unit was sold, as well as all amounts owed by all assignees of such Unit, shall be deducted from the Net Asset Value of such Unit upon Redemption.
The General Partner shall endeavor to pay Redemptions within 10 business days after the Redemption Date, except that under special circumstances (including, but not limited to, the inability on the part of the
Partnership to liquidate Futures Interests positions or the default or delay in payments which shall be due the Partnership from commodity brokers, banks, or other persons), the Partnership may delay payment to
 Partners requesting Redemption of Units of the proportionate part of the Net Asset Value of the Units represented by the sums which are the subject of such default or delay. If the General Partner determines that the Partnership will be unable to pay any Redemption in full within 30 days after the applicable Redemption Date, the General Partner shall send written notice to each redeeming Limited Partner, within
10 business days after the Redemption Date, of such inability to pay, the reason(s) therefor, and the anticipated date of payment, if known. Redemptions shall be made by credit to the Limited Partner’s customer account with MS&Co. or by check mailed to the Limited Partner if such account is closed. The General Partner may, in its absolute discretion, waive any restrictions or charges applicable to redemptions.

The foregoing terms and conditions in this Section 10(b), other than those in the second paragraph hereof prohibiting redemptions before the sixth month-end following the closing at which a person first becomes a Limited Partner, shall also apply to redemptions effected on “Special Redemption Dates” held in accordance with Section 9.

The General Partner shall be authorized to execute, file, record, and publish, on behalf of the Partnership and each Partner, such amendments to this Agreement and such other documents as shall be necessary or desirable to reflect any Redemption pursuant to this Section 10(b).

(c) Exchange Privilege. A Limited Partner (or any assignee thereof) may redeem his Units effective as of a Redemption Date (subject to the terms and restrictions described herein and in the Memorandum) and authorize the General Partner to use some or all the net proceeds of such Redemption to purchase the interests of one or more of certain other related managed futures funds managed by the General Partner, as described in the Memorandum.  The General Partner, on behalf of the Partnership and each Partner, is authorized to execute, file, record, and publish any amendments to this Agreement and such other documents of the Partnership as shall be necessary to reflect any exchange pursuant to this Section 10(c) (an “Exchange”).

11. Special Power of Attorney

Each Limited Partner, by the execution of this Agreement, does irrevocably constitute and appoint the General Partner, with full power of substitution, as his true and lawful agent and attorney-in-fact, in his name, place, and stead, (a) to execute, acknowledge, swear to, deliver, file, and record in his behalf in the appropriate public offices and publish: (i) this Agreement and the Certificate of Limited Partnership and amendments thereto; (ii) all instruments that the General Partner deems necessary or appropriate to reflect any amendment, change, or modification of this Agreement or the Certificate of Limited Partnership made in accordance with the terms of this Agreement; (iii) certificates of assumed name; and (iv) all instruments that the General Partner deems necessary or appropriate to qualify or maintain the qualification of the Partnership to do business as a foreign limited partnership in other jurisdictions; and (b) to admit additional Limited Partners and, to the extent that it is necessary under the laws of any jurisdiction, to execute, deliver, and file amended certificates or agreements of limited partnership or other instruments to reflect such admission. The power of attorney granted herein (the “Power of Attorney”) shall be irrevocable and deemed to be a power coupled with an interest and shall survive the incapacity, death, dissolution, liquidation, or termination of a Limited Partner. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto acting in good faith pursuant to such Power of Attorney. Each Limited Partner agrees to execute a special Power of Attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instruments filed by such attorney-in-fact pursuant to the Power of Attorney granted in this Section 11, this
Agreement shall control.

12. Withdrawal of Partners

The Partnership shall terminate and be dissolved upon the withdrawal, insolvency, bankruptcy, dissolution, liquidation, or termination of the General Partner (unless a new general partner(s) is elected pursuant to
Section 16(c) and such remaining general partner(s) shall have elected to continue the business of the Partnership, which any remaining general partner(s) shall have the right to do). The General Partner shall not withdraw or assign all of its interest at any time without giving the Limited Partners 120 days’ prior written notice of its intention to withdraw or assign, and, if the Limited Partners thereupon elect a new general partner or partners pursuant to Section 16(c) which elect(s) to continue the business of the Partnership, the withdrawing General Partner shall pay all reasonable expenses incurred by the Partnership in connection with such withdrawal. The General Partner shall be paid the Net Asset Value of its interests in the Partnership as of the date of such withdrawal.

The death, incompetency, withdrawal, insolvency, bankruptcy, termination, liquidation, or dissolution of a Limited Partner shall not terminate or dissolve the Partnership, and such Limited Partner, his estate, custodian, or personal representative shall have no right to withdraw or value such Limited Partner’s interest in the Partnership except as provided in Section 10. Each Limited Partner (and any assignee of such
 Partner’s interest) expressly agrees that in the event of his death, he waives on behalf of himself and his estate and he directs the legal representative of his estate and any person interested therein to waive the furnishing of any inventory, accounting, or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership (except to the extent permissible under the sixth paragraph of Section 8(e)).

13. No Personal Liability for Return of Capital

Subject to Section 14, neither the General Partner nor any Affiliate thereof shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner)
of the Partnership.

14. Standard of Liability; Indemnification

(a) Standard of Liability. The General Partner and its Affiliates shall not be liable to the Partnership, the Limited Partners, or its or their successors or assigns, for any act, omission, conduct or activity undertaken by or on behalf of the Partnership which the General Partner determines, in good faith, to be in the best interests of the Partnership, unless such act, omission, conduct, or activity constituted misconduct or negligence.

(b) Indemnification by the Partnership. The Partnership shall indemnify, defend, and hold harmless the General Partner and its Affiliates from and against any loss, liability, damage, cost, or expense (including attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims, or lawsuits) actually and reasonably incurred arising from any act, omission, activity, or conduct undertaken by or on behalf of the Partnership, including, without limitation, any demands, claims, or lawsuits initiated by a Limited Partner (or assignee thereof), provided that (1) the General Partner has determined, in good faith, that the act, omission, activity, or conduct giving rise to the claim for indemnification was in the best interests of the Partnership, and (2) the act, omission, activity, or conduct that was the basis for such loss, liability, damage, cost, or expense was not the result of misconduct or negligence. Notwithstanding anything to the contrary contained in the foregoing, neither the General Partner nor any of its Affiliates nor any person acting as a broker-dealer shall be indemnified by the Partnership for any losses, liabilities, or expenses arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (3) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and related costs should be made, provided, with regard to such court approval, the indemnitee must apprise the court of the position of the SEC, and the positions of the respective securities administrators of Massachusetts, Missouri, Tennessee, and/or those other states and jurisdictions in which the plaintiffs claim that they were offered or sold Units, with respect to indemnification for securities laws violations before seeking court approval for indemnification. Furthermore, in any action or proceeding brought by a Limited Partner in the right of the Partnership to which the General Partner or any Affiliate thereof is a party defendant, any such person shall be indemnified only to the extent and subject to the conditions specified in the Act and this Section 14(b). The Partnership shall make advances to the General Partner or its Affiliates hereunder only if: (1) the demand, claim, lawsuit, or legal action relates to the performance of duties or services by such persons to the Partnership; (2) such demand, claim, lawsuit, or legal action is not initiated by a Limited
Partner; and (3) such advances are repaid, with interest at the legal rate under Delaware law, if the person receiving such advance is ultimately found not to be entitled to indemnification hereunder.

Nothing contained in this Section 14(b) shall increase the liability of any Limited Partner to the Partnership beyond the amount of his unredeemed capital contribution, undistributed profits, if any, and any amounts received on distributions and redemptions and deemed received on Exchanges, together with interest thereon. All rights to indemnification and payment of attorneys’ and accountants’ fees and expenses shall not be affected by the termination of the Partnership or the withdrawal, insolvency, or dissolution of the General Partner.

The Partnership shall not incur the cost of that portion of liability insurance which insures the General Partner and its Affiliates for any liability as to which the General Partner and its Affiliates are prohibited from being indemnified.

(c) Affiliate. As used in this Agreement, the term “Affiliate” of a person shall mean: (i) any natural person, partnership, corporation, association, or other legal entity directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such person; (ii) any partnership, corporation, association, or other legal entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by such person; (iii) any natural person, partnership, corporation, association, or other legal entity directly or indirectly controlling, controlled by, or under common control with, such person; or (iv) any officer, director or partner of such person. Notwithstanding the foregoing, solely for purposes of determining eligibility for indemnification under Section 14(b), the term “Affiliate” shall include only those persons performing services for the Partnership.

(d) Indemnification by Partners. In the event that the Partnership is made a party to any claim, demand, dispute, or litigation or otherwise incurs any loss, liability, damage, cost, or expense as a result of, or in connection with, any Partner’s (or assignee’s) obligations or liabilities unrelated to the Partnership’s business, such Partner (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Partnership for such loss, liability, damage, cost, and expense to which the Partnership shall become subject (including attorneys’ and accountants’ fees and expenses).

15.  Benefit Plan Investors

(a)           Investment in Accordance with Law.  Each Limited Partner that is, or is investing assets on behalf of, an “employee benefit plan,” as defined in and subject to ERISA, or a “plan,” as defined in and subject to
Section 4975 of the Code (each such employee benefit plan and plan, a “Plan”), and each fiduciary thereof who has caused the Plan to become a Limited Partner (a “Plan Fiduciary”), represents and warrants that:
 (a) the Plan Fiduciary has considered an investment in the Partnership for such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in the Partnership for such Plan is consistent with the Plan Fiduciary’s responsibilities under ERISA; (c) the investment in the Partnership by the Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement thereunder; (d) the Plan’s investment in the Partnership has been duly authorized and approved by all necessary parties; (e) none of the General
Partner, any commodity trading advisor to the Partnership, MS & Co., Morgan Stanley & Co. International Limited, any employee of MS & Co. who sells Units, any additional placement agent, any person, firm or corporation engaged by the General Partner to provide services to the Partnership, any of their respective affiliates or any of their respective agents or employees: (i) has investment discretion with respect to the investment of assets of the Plan used to purchase Units; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice shall serve as a primary basis for investment decisions with respect to the Plan and that such advice shall be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary (i) is authorized to make, and is responsible for, the decision for the Plan to invest in the Partnership, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the General Partner, each commodity trading advisor to the Partnership, MS & Co., Morgan Stanley & Co. International Limited, any employee of MS & Co. who sells Units, any additional placement agent, any person, firm or corporation engaged by the General Partner to provide services to the Partnership, each selling agent and each of their respective affiliates; and (iii) is qualified to make such investment decision.

(b)           Disclosures and Restrictions Regarding Benefit Plan Investors. Each Limited Partner that is a “benefit plan investor” (defined as any Plan, any other employee benefit plan or plan as defined in but not subject to either ERISA or Section 4975 of the Code and any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any employee benefit plan or plan) represents that the individual signing the Subscription Agreement and Power of Attorney has disclosed such Limited Partner’s status as a benefit plan investor in the Subscription Agreement and Power of Attorney.
Each Limited Partner that is not a “benefit plan investor” represents and agrees that if at a later date such Limited Partner becomes a benefit plan investor, such Limited Partner shall immediately notify the
General Partner of such change of status.  Notwithstanding anything herein to the contrary, the General Partner, on behalf of the Partnership, may take any and all action to prevent the Partnership from holding
 “plan assets” under ERISA or the Code with respect to any Plan, including, but not limited to, if appropriate under the circumstances as determined by the General Partner in its sole discretion, refusing to admit persons as Limited Partners or refusing to accept additional capital contributions, and requiring the Redemption of the Units of any Limited Partner in accordance with Section 9(b) hereof, as may be necessary or desirable to assure that at all times the aggregate of all capital accounts of all benefit plan investors with respect to any “class of equity interests in the Partnership” as determined pursuant to United States
Department of Labor Regulation Section 2510.3-101 do not amount to or exceed 25% of the total capital accounts with respect to such class of equity interests of all Limited Partners (not including the investments of the General Partner, any commodity trading advisor to the Partnership, any person who provides investment advice for a fee (direct or indirect) with respect to the Partnership and “affiliates,” as such term is defined in the applicable regulation promulgated under ERISA, of any such person).

16.	Amendments; Meetings

(a) Amendments with Consent of the General Partner. If, at any time during the term of the Partnership, the General Partner shall deem it necessary or desirable to amend this Agreement, such amendment shall be effective only if embodied in an instrument approved by the General Partner and by Limited Partners owning more than 50% of the Units then outstanding, and if made in accordance with, and to the extent permissible under, the Act. Any amendment to this Agreement or actions taken pursuant to this Section 16 that shall have been approved by the percentage of outstanding Units prescribed above shall be deemed to have been approved by all Limited Partners. Notwithstanding the foregoing, the General Partner shall be authorized to amend this Agreement without the consent of any Limited Partner in order to: (i) change the name of the Partnership or cause the Partnership to transact business under another name; (ii) clarify any inaccuracy or any ambiguity, or reconcile any inconsistent provisions herein; (iii) make any amendment to this Agreement, provided that such amendment is not adverse to the Limited Partners; (iv) effect the intent of the allocations proposed herein to the maximum extent possible and to the extent necessary to comply with the Code or the interpretations thereof affecting such allocations, as same may be amended from time to time; (v) attempt to ensure that the Partnership is not taxed as an association taxable as a corporation for federal income (or relevant state income or franchise) tax purposes; (vi) qualify or maintain the qualification of the Partnership as a limited partnership in any jurisdiction; (vii) delete, add or modify any provision of or to this Agreement required to be deleted, added or modified by the staff of the SEC, the CFTC, any other federal agency, any state “Blue Sky” official, or other governmental official, or in order to opt to be governed by any amendment or successor to the Act, or to comply with applicable law; (viii) make any modification to this Agreement to reflect the admission of additional or substitute general partners and to reflect any modification to the net worth and minimum investment requirements applicable to the General Partner and any other general partner, as contemplated by Sections 5 and 6 hereof; (ix) make any amendment that is appropriate or necessary, in the opinion of the General Partner, to prevent the Partnership or the General Partner or its directors, officers or controlling persons from in any manner being subject to the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended; and (x) to make any amendment that is appropriate or necessary, in the opinion of the General Partner, to qualify the Partnership under the 1940 Act, and any persons under the 1940 Act and the Advisers Act, if the General Partner is informed that doing so is necessary. Any such supplemental or amendatory agreement shall be adhered to and have the same force and effect from and after its effective date as if the same had originally been embodied in, and formed a part of, this Agreement; provided, however, that no such supplemental or amendatory agreement shall, without the consent of all Partners affected thereby, change or alter the provisions of this proviso, reduce the capital account of any Partner, or modify the percentage of profits, losses or distributions to which any Partner is entitled.

(b) Meetings. Any Limited Partner or his authorized attorney or agent, upon written request to the General Partner, delivered either in person or by certified mail, and upon payment of reasonable duplicating and postage costs, shall be entitled to obtain from the General Partner by mail a list of the names and addresses of record of all Limited Partners and the number of Units owned by each.

Upon receipt of a written request, signed by Limited Partners owning at least 10% of the Units then owned by Limited Partners, that a meeting of the Partnership be called to vote upon any matter upon which all Limited Partners may vote pursuant to this Agreement, the General Partner, by written notice to each Limited Partner of record sent by certified mail or delivered in person within 15 days after such receipt, shall call a meeting of the Partnership. Such meeting shall be held at least 30 but not more than 60 days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time, and the purpose of such meeting.

(c) Amendments and Actions without Consent of the General Partner. At any meeting of the Limited Partners, upon the affirmative vote (which may be in person or by proxy) of Limited Partners owning more than 50%
 of the Units then owned by Limited Partners, the following actions may be taken without the consent of the General Partner: (i) this Agreement may be amended in accordance with, and only to the extent permissible under, the Act; provided, however, that no such amendment shall, without the consent of all Partners affected thereby, change or alter the provisions of this proviso, reduce the capital account of any Partner, or modify the percentage of profits, losses, or distributions to which any Partner is entitled; (ii) the Partnership may be dissolved; (iii) the General Partner may be removed and replaced; (iv) a new general partner or general partners may be elected if the General Partner terminates or liquidates or elects to withdraw from the Partnership pursuant to Section 12, or becomes insolvent, bankrupt, or is dissolved; (v) any contracts with the General Partner or any of its Affiliates may be terminated without penalty on not less than 60 days’ prior written notice; and (vi) the sale of all or substantially all of the assets of the Partnership may be approved. Notwithstanding the foregoing, no such action shall adversely affect the status of the Limited Partners as limited partners under the Act or the classification of the Partnership as a partnership under the federal income tax laws; Units owned by the General Partner and any
Affiliate thereof shall not be voted on the matters described in clauses (iii) and (v) above or on any matter described in clauses (i), (ii), (iv), or (vi), if it entails a transaction between the Partnership and the General
Partner or any Affiliate thereof; and, in determining the percentage of outstanding Units voting on any matter described above, any Units owned by the General Partner or any Affiliate thereof shall not be included. Any action which shall have been approved by the percentage of outstanding Units prescribed above shall be deemed to have been approved by all Limited Partners.

(d) Action Without Meeting. Notwithstanding contrary provisions of this Section 16covering notices to, meetings of, and voting by Limited Partners, any action required or permitted to be taken by Limited Partners at a meeting or otherwise may be taken by Limited Partners without a meeting, without prior notice, and without a vote if a consent in writing setting forth the action so taken shall be signed by Limited Partners owning Units having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting of Limited Partners at which all outstanding Units shall have been present and voted. Notice of the taking of action by Limited Partners without a meeting by less than unanimous written consent of the Limited Partners shall be given to those Limited Partners who shall not have consented in writing within seven business days after the occurrence thereof.

(e)   Amendments to Certificate of Limited Partnership. If an amendment to this Agreement shall be made pursuant to this Section 16, the General Partner shall be authorized to execute, acknowledge, swear to, deliver, file, record, and publish, on behalf of the Partnership and each Partner, such amendments to the Certificate of Limited Partnership as shall be necessary or desirable to reflect such amendment.

17. Governing Law

The validity and construction of this Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, including, specifically, the Act (without regard to its choice of law principles); provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 17.

18. Miscellaneous

(a) Priority among Limited Partners. Except as otherwise specifically set forth in this Agreement, no Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership.

(b) Representations, Warranties, Covenants and Understandings of the Partners.  The representations, warranties, covenants and understanding of each Limited Partner, as set forth in the subscription agreement completed and signed by each Limited Partner prior to his/its admission to the Partnership or the making of any additional capital contribution are incorporated herein by reference and made a part hereof as if originally contained herein.

(c) Notices. All notices and requests to the General Partner under this Agreement (other than Subscriptions, Requests for Redemption, Exchanges, and notices of assignment or transfer of Units) shall be in writing and shall be effective upon personal delivery or, if sent by registered or certified mail, postage prepaid, addressed to the General Partner at 522 Fifth Avenue, 14th Floor, New York, New York10036 (or such other address as the General Partner shall have notified the Limited Partners), upon the deposit of such notice in the United States mail. Requests for Redemption, Exchanges, and notices of assignment, sale, pledge or transfer of Units shall be
effective upon timely receipt by the General Partner. Except as otherwise provided herein, all reports and notices hereunder shall be in writing and shall be sent by first-class mail to the last known address of the Limited Partner.

(d) Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, all of the parties, their successors, assigns as permitted herein, custodians, estates, heirs, and personal representatives. For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership’s records as to who are Partners and assignees, and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby, including all rights that they may have under Section 16.

(e) Entire Agreement.  This Agreement, plus any other agreement which may be required to be signed by the General Partner prior to the date hereof shall constitute the entire agreement among the Partners with respect to the subject matter hereof, and shall supersede any prior agreement or understanding, oral or written, relating to the Partnership.

(f) Severability.  In the event that any provision of this Agreement shall be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement, it being hereby agreed that such provisions are severable and that this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(g) No Third Party Beneficiaries. This Agreement is not intended and shall not convey any rights to persons not party to this Agreement.

(h) Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(i) Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

(j) Captions.  Captions in no way define, limit, extend, or describe the scope of this Agreement nor the effect of any of its provisions.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GENERAL PARTNER:

DEMETER MANAGEMENT LLC

Name: /s/ Walter Davis
Title:          President

LIMITED PARTNERS: